UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                         Commission File Number: 000-11278
                                                                 ---------

                            Minntech Corporation
        -----------------------------------------------------------
           (Exact name of registrant as specified in its charter)


                          14605 28th Avenue North
                        Minneapolis, Minnesota 55447
                               (763) 553-2473
        -----------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  Common Stock, par value $0.05 per share
                      Preferred Share Purchase Rights
        -----------------------------------------------------------
         (Title of each class of securities covered by this Form)


                                    None
        -----------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)     |X|   Rule 12h-3(b)(1)(ii)    |_|
             Rule 12g-4(a)(1)(ii)    |_|   Rule 12h-3(b)(2)(i)     |_|
             Rule 12g-4(a)(2)(i)     |_|   Rule 12h-3(b)(2)(ii)    |_|
             Rule 12g-4(a)(2)(ii)    |_|   Rule 15d-6              |_|
             Rule 12h-3(b)(1)(i)     |X|


Approximate number of holders of record as of the certification
or notice date:         None
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

          Pursuant to the requirements of the Securities Exchange Act of 1934, Minntech Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 19, 2001



                                         MINNTECH CORPORATION



                                         By:  /s/ James P. Reilly
                                              ------------------------------
                                              Name:  James P. Reilly
                                              Title: Vice President